Exhibit h(1)

AMENDMENT NO. 1 TO THE OPEN MARKET SALE AGREEMENTSM

May 11, 2026

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Destiny Tech100 Inc., a Maryland corporation (the “Company”), together with Destiny Advisors LLC, a Delaware limited liability company (“Destiny Advisors”) and Jefferies LLC, as sales agent and/or principal (the “Agent”), are parties to that certain Open Market Sale AgreementSM dated August 8, 2025 (the “Original Agreement”) relating to the offering of up to $1,000,000,000 of the Company’s Common Shares. All capitalized terms not defined herein shall have the meanings attached to them in the Original Agreement. The Company, Destiny Advisors, DX Advisors LLC, a Nevada limited liability company (“DX Advisors”), and the Agent desire to amend the Original Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) as follows:

1.	The first paragraph of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Destiny Tech100 Inc., a Maryland corporation (the “Company”), and DX Advisors LLC, a Nevada limited liability company (the “Adviser”), propose, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.00001 per share (the “Common Shares”), on the terms set forth in this agreement (this “Agreement”). In the event that the Company has no subsidiaries, or only one subsidiary, then all references herein to “subsidiaries” of the Company shall be deemed to refer to no subsidiary, or such single subsidiary, mutatis mutandis.”

2.	The definition of “Advisory Agreement” in section 1(a) is hereby deleted in its entirety and replaced with the following:

““Advisory Agreement” means an Investment Advisory Agreement between the Company and the Adviser dated as of April 29, 2026.”

3.	Section 3(d) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Good Standing. The Adviser has been duly formed and is validly existing and in good standing as a limited liability company under the laws of the State of Nevada and has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus; and the Adviser is duly qualified to transact business and is in good standing under the laws of each jurisdiction which requires qualification, except for any such jurisdiction where failure to be so qualified or in good standing would not have an Adviser Material Adverse Effect.”

4.	Section 9(d) of the Original Agreement is updated to replace:

“If to the Company or the Adviser:

Destiny Tech100 Inc. and/or Destiny Advisors LLC

1401 Lavaca Street, #144

Austin, TX 78701

Attention: Sohail Prasad

E-mail: Sohail@Destiny.XYZ”

SM “Open Market Sale Agreement” is a service mark of Jefferies LLC

With:

“If to the Company or the Adviser:

Destiny Tech100 Inc. and/or DX Advisors LLC

1401 Lavaca Street, #144

Austin, TX 78701

Attention: Sohail Prasad

E-mail: Sohail@Destiny.XYZ”

5.	The first paragraph of Exhibit A of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Reference is made to the Open Market Sale AgreementSM among Destiny Tech100 Inc. (the “Company”), DX Advisors LLC, a Nevada limited liability company and Jefferies LLC (the “Agent”) dated as of August 8, 2025 (the “Sales Agreement”). The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof. Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Sales Agreement.”

6.	All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to the “date of this Agreement” or the “date hereof” in the Original Agreement shall continue to refer to the date of the Original Agreement, unless otherwise amended herein and except with respect to the first paragraph of Section 2, Section 2(b) “Compliance with Registration Requirements,” Section 2(e) “Free Writing Prospectus,” and Section 9(a) “Press Releases and Disclosure,” where references to the “date of this Agreement” or the “date hereof” in the Original Agreement shall refer to each of the date of the Original Agreement and the date of this Amendment.

The parties, intending to be legally bound, hereby further agree:

This Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

This Amendment and any claim, controversy or dispute arising under or related to this Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby or by the Original Agreement may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Original Agreement, as amended by this Amendment, shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

The Original Agreement, as amended by this Amendment, supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

2

The invalidity or unenforceability of any section, paragraph or provision of this Amendment shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

The Company and the Agents each hereby waive any right to trial by jury in any suit or proceeding arising under or related to this Amendment.

This Amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

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If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company and DX Advisors the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms

Very truly yours,

DESTINY TECH100 INC.

By:	/s/ Sohail Prasad
Name: Sohail Prasad
Title: Chief Executive Officer

DESTINY ADVISORS LLC

By:	/s/ Sohail Prasad
Name: Sohail Prasad
Title: Chief Executive Officer

DX ADVISORS LLC

By:	/s/ Sohail Prasad
Name: Sohail Prasad
Title: Chief Executive Officer

The foregoing Amendment is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

JEFFERIES LLC

By:	/s/ Michael Magarro
Name: Michael Magarro
Title: Managing Director